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Limoneira Company Announces Fourth Quarter and Full Year Fiscal Year 2011 Financial Results

-  Fourth Quarter Agriculture Revenue Increased 18% Compared to Fourth Quarter Last Year -
-  Generates Net Income of $1.6 Million and Adjusted EBITDA of $6.4 Million in Fiscal 2011  -
-  Fiscal Year 2011 Diluted Earnings Per Share was $0.12 vs. $.01 in Fiscal Year 2010 -
-  Cartons of Fresh Lemons Sold Increased 29% in Fiscal Year 2011-
-  Expects Continued Growth in Fiscal Year 2012 Agriculture Revenue Resulting from Increase in Lemon Sales Volume and Avocado Production-

Santa Paula, CA., January 17, 2012 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the fourth quarter and full year ended October 31, 2011.

Fiscal Year 2011 Fourth Quarter Results

For the fourth quarter of fiscal year 2011, revenue was $10.9 million, compared to revenue of $12.5 million in the fourth quarter of the previous fiscal year.  Agribusiness revenue increased 18% to $9.8 million, compared to $8.3 million in the fourth quarter last year.  Rental revenue was $1.0 million in the fourth quarter of fiscal year 2011, compared to $1.1 million in the fourth quarter last year.  Real estate development revenue was $41,000, compared to $3.0 million in the fourth quarter last year.  Real estate development sales in the fourth quarter of fiscal year 2010 were primarily attributable to the Company's sale of its Cactus Wren property in Arizona.

Fourth quarter 2011 agribusiness revenue is primarily comprised of $7.8 million in lemon sales compared to $6.2 million of lemon sales during the same period of fiscal year 2010, reflecting a higher number of cartons of fresh lemons sold, partially offset by lower average price per carton.  The Company also experienced higher sales of lemon by-products compared to the same period last year.   Avocado revenue in the fourth quarters of fiscal 2011 and fiscal 2010 was $0.9 million.  The Company generated $1.1 million of orange, specialty citrus and other crop revenues in the fourth quarter of fiscal year 2011 compared to $1.2 million in the same period of fiscal year 2010.

Costs and expenses for the fourth quarter of fiscal year 2011 were $10.0 million compared to $14.6 million in the fourth quarter of last fiscal year.  The year-over-year decrease in operating expenses reflects lower selling, general and administrative expenses primarily due to lower management incentive compensation offset by higher agribusiness expenses related to an increase in lemon sales volume.   Additionally, operating expenses in fiscal 2010 include $3.0 million associated with the sale of the Company's Cactus Wren property and non-cash real estate development impairment expense of $1.9 million.

Operating income for the fiscal year 2011 fourth quarter was $843,000, compared to operating loss of $2.1 million in the fourth quarter of the previous fiscal year.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization, and non-cash impairment charges on real estate development) in the fourth quarter of fiscal year 2011 was $1.5  million, compared to $654,000 in the fourth quarter of the previous fiscal year.  A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

As a result of a larger amount of capitalized interest and lower average debt levels during the fourth quarter of fiscal year 2011, interest expense was $298,000 compared to $376,000 in the same period of fiscal year 2010.  Additionally, non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $109,000 in the fourth quarter of fiscal year 2011 compared to an expense of $447,000 in the same period of the prior year.

Net income applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2011 was $489,000, or $0.04 per share.  This compares to net loss applicable to common stock, after preferred dividends, in the fourth quarter of fiscal year 2010 of $1.6 million, or ($0.14) per share.

Fiscal Year 2011 Results

For the fiscal year ended October 31, 2011, revenue was $52.5 million, compared to $54.3 million last year. Operating income for fiscal year 2011 was $1.0 million, compared to an operating income of $3.1 million last year. Operating expenses were $51.5 million for fiscal year 2011, compared to $51.2 million for fiscal year 2010.  This increase in operating expenses primarily reflects increases in agriculture costs of $4.0 million related to higher volume of lemon sales, offset by decreases in real estate development expenses, including lower impairment aggregating $2.1 million and selling, general, and administrative expenses of $1.7 million.

As a result of a larger amount of capitalized interest and lower average debt levels during fiscal year 2011, interest expense was $1.3 million compared to $1.6 million in fiscal year 2010. Additionally, non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $537,000 for fiscal year 2011, compared to expense of $2.0 million last year.

Net income applicable to common stock, after preferred dividends for fiscal year 2011 was $1.3 million, or $0.12 per share, compared to net income of $61,000, or $0.01 per share, last year. Net income for fiscal year 2011 includes a gain of $1.4 million associated with the Company’s sale of its Rancho Refugio/Caldwell Ranch property in February 2011.

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased with the progress of our business in fiscal year 2011, as we generated strong earnings for the year and improved our balance sheet by reducing our long-term debt.  Our agribusiness was solid, driven by increased lemon sales, highlighting a successful first year under our new direct lemon sales and marketing strategy.  This was offset by expected lower sales of avocados compared to last fiscal year, as the California avocado crop typically experiences alternating years of high and low production due to plant physiology.  We expect avocado production will increase in fiscal 2012, and this, combined with the strength of our lemon sales, should position our agribusiness for a strong fiscal 2012. In addition, in January 2012, we entered into a series of operating leases with the Sheldon Ranches for 1,000 acres of citrus and other crop orchards in Lindsay, California. This transaction represents approximately a 20% increase in our productive agriculture acreage and is consistent with our agribusiness growth strategy.”

Mr. Edwards continued, “We also made progress with our real estate development efforts in fiscal 2011.  With the sale of our Donna Circle property in May 2011, we completed our divestiture of Arizona properties, and we used the $2.1 million that we generated in net cash to reduce our long-term debt.  In March 2011, we received conditional approval from LAFCo that will allow for the annexation and incorporation of East Area I into Santa Paula, and we are now working on the final steps to fully entitle our East Area 1 development property.  We continually evaluate economic and real estate market conditions and are excited about the potential for East Area 1.”

Mr. Edwards concluded, “As we begin fiscal 2012, we are optimistic about the outlook for our business.  We recently amended our Rabobank credit agreement, which gives us additional financial flexibility to make strategic investments to grow our business and enhance our operations.  We are looking forward to continued progress in our operations and strategy execution in fiscal 2012.”

Balance Sheet and Liquidity

Cash provided by operating activities in fiscal year 2011 was $6.0 million, compared to $7.1 million in fiscal year 2010.  In fiscal 2011, the Company reduced its long-term debt by $3.1 million.

Real Estate Development

During the fiscal year ended October 31, 2011, the Company continued to execute its real estate development strategy capitalizing development costs of $5.2 million compared to $3.7 million in fiscal year 2010.

On May 18, 2011, the Company sold its Donna Circle property in Paradise Valley, Arizona. The Company had been leasing the property until April 14, 2011. The property was sold for $2.3 million cash, and the Company realized net cash of approximately $2.1 million, after selling and other costs. The Company used the net proceeds from the transaction to pay down its debt.  With the sale of the Donna Circle property, the Company has completed its divestiture of real estate assets in Arizona.

Fiscal 2011 Business Highlights

Since November 1, 2010, the Company has been marketing and selling its lemons directly to its foodservice, wholesale and retail customers throughout United States, Canada, Asia and certain other international markets. Previously, the Company marketed is lemons through Sunkist.   In fiscal year, 2011, total lemon sales of approximately $31.2 million were comprised of approximately $27.0 million (86%) in domestic sales, $3.7 million (12%) in sales to domestic exporters and $0.5 million (2%) in international sales.

Alex Teague, Senior Vice President stated, “We are pleased with the success of our direct lemon marketing and sales in its first year of implementation. We ended the year with over 80 customers. In fiscal 2011, we sold approximately 400,000 more fresh lemon cartons than last year, and we are confident that we will continue to see growth in fiscal 2012.”

Recent Business Highlights

On November 14, 2011, the Company amended certain terms of its line of credit with Rabobank, N.A. The maturity date was extended to June 30, 2018 from June 30, 2013, and the borrowing capacity was increased to $100 million from $80 million, subject to underlying collateral value. The interest rate for the amended line of credit will be LIBOR plus 1.80% beginning July 1, 2013 until the maturity date. Currently, the interest rate on the line of credit is LIBOR plus 1.50% and the principal balance is approximately $53.8 million at October 31, 2011. Additionally, the Company entered into a forward interest rate swap to manage the variable interest rate risk associated with the amended Rabobank line of credit. The forward interest rate swap establishes a fixed interest rate of 4.30% on $40 million of outstanding line of credit borrowings beginning July 1, 2013 until June 30, 2018. Limoneira currently has an interest rate swap which locks in the interest rate on $42 million of outstanding line of credit borrowings at 5.13% until June 30, 2013.  These amendments provide the Company with additional financial flexibility to make strategic investments in its business and manage borrowing costs.

In January 2012, the Company entered into a series of operating leases for approximately 1,000 acres of lemon, orange, specialty citrus and other crop orchards in Lindsay, California. Each of the leases is for a ten-year term and provides for four five-year renewal options with an aggregate base rent of approximately $500,000 per year. The leases also contain a profit share arrangement with the landowners as additional rent on each of the properties and a provision for the potential purchase of the property by Limoneira in the future.

About Limoneira Company

Limoneira Company, a 119-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 6,850 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.   Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:  changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company and market and pricing risks due to concentrated ownership of stock.  Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.  Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes impairments on real estate development assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis.  Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.  Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

Fourth Quarter Fiscal Years 2011 and 2010

	2011	2010
Net income (loss)	$554,000	$(1,572,000)
Total interest expense	189,000	823,000
Income taxes	260,000	(1,115,000)
Depreciation and amortization	546,000	613,000
EBITDA	1,549,000	(1,251,000)
Impairments of real estate development assets	-	1,905,000
Adjusted EBITDA	$1,549,000	$654,000

Years Ended October 31, 2011 and 2010

	2011	2010
Net income (loss)	$1,598,000	$323,000
Total interest expense	723,000	3,619,000
Income taxes	707,000	(72,000)
Depreciation and amortization	2,207,000	2,337,000
EBITDA	5,235,000	6,207,000
Impairments of real estate development assets	1,196,000	2,422,000
Adjusted EBITDA	$6,431,000	$8,629,000

Limoneira Company and Subsidiaries
Consolidated Balance Sheets

	October 31,
	2011	2010
Current assets:
Cash	$21,000	$262,000
Accounts receivable, net	2,410,000	3,393,000
Notes receivable - related parties	36,000	33,000
Notes receivable	350,000	161,000
Cultural costs	926,000	1,059,000
Prepaid expenses and other current assets	1,385,000	1,244,000
Income taxes receivable	1,324,000	1,241,000
Total current assets	6,452,000	7,393,000

Property, plant and equipment, net	49,187,000	53,283,000
Real estate development	72,623,000	68,412,000
Equity in investments	8,896,000	9,057,000
Investment in Calavo Growers, Inc.	15,009,000	14,564,000
Notes receivable - related parties	56,000	60,000
Notes receivable	2,123,000	2,154,000
Other assets	4,682,000	4,515,000
Total Assets	$159,028,000	$159,438,000
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,650,000	$2,031,000
Growers payable	1,004,000	871,000
Accrued liabilities	2,399,000	2,810,000
Current portion of long-term debt	736,000	626,000
Total current liabilities	6,789,000	6,338,000
Long-term liabilities:
Long-term debt, less current portion	82,135,000	85,312,000
Deferred income taxes	10,160,000	8,444,000
Other long-term liabilities	7,892,000	7,248,000
Total long-term liabilities	100,187,000	101,004,000
Commitments and contingencies
Stockholders' equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at October 31, 2011 and 2010) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: -0- issued or outstanding at October 31, 2011 and 2010)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 11,205,241 and 11,194,460 shares issued and outstanding at October 31, 2011 and 2010, respectively)	112,000	112,000
Additional paid-in capital	34,863,000	34,735,000
Retained earnings	14,980,000	15,044,000
Accumulated other comprehensive loss	(903,000)	(795,000)
Total stockholders' equity	52,052,000	52,096,000
Total Liabilities and Stockholders' Equity	$159,028,000	$159,438,000

Limoneira Company and Subsidiaries
Consolidated Statements of Operations

	Three months ended October 31,		Years ended October 31,
	(unaudited)
	2011	2010	2011	2010
Revenues:
Agribusiness	$9,837,000	$8,345,000	$46,085,000	$47,034,000
Rental	1,004,000	1,095,000	3,948,000	3,976,000
Real estate development	41,000	3,043,000	2.462,000	3,274,000
Total revenues	10,882,000	12,483,000	52,495,000	54,284,000
Costs and expenses:
Agribusiness	7,284,000	6,071,000	35,180,000	31,136,000
Rental	542,000	548,000	2,230,000	2,173,000
Real estate development	281,000	3,299,000	3,551,000	4,416,000
Impairments of real estate development assets	-	1,905,000	1,196,000	2,422,000
Selling, general and administrative	1,932,000	2,775,000	9,328,000	11,014,000
Total costs and expenses	10,039,000	14,598,000	51,485,000	51,161,000
Operating income (loss)	843,000	(2,115,000)	1,010,000	3,123,000
Other income (expense):
Interest expense	(298,000)	(376,000)	(1,260,000)	(1,632,000)
Interest income (expense) from derivative instruments	109,000	(447,000)	537,000	(1,987,000)
Gain on sale of Rancho Refugio/Caldwell Ranch	-	-	1,351,000	-
Interest income	20,000	28,000	104,000	113,000
Other income (expense), net	24,000	(47,000)	482,000	289,000
Total other (expense) income	(145,000)	(842,000)	1,214,000	(3,217,000)

Income before income tax provision and equity earnings of investments	698,000	(2,957,000)	2,224,000	(94,000)

Income tax (provision) benefit	(260,000)	1,115,000	(707,000)	72,000
Equity in earnings of investments	116,000	270,000	81,000	345,000
Net income (loss)	554,000	(1,572,000)	1,598,000	323,000
Preferred dividends	(65,000)	(65,000)	(262,000)	(262,000)
Net income (loss) applicable to common stock	$489,000	$(1,637,000)	$1,336,000	$61,000

Basic net income (loss) per common share	$0.04	$(0.14)	$0.12	$0.01

Diluted net income (loss) per common share	$0.04	$(0.14)	$0.12	$0.01

Dividends per common share	$0.03	$0.03	$0.13	$0.13

Weighted-average common shares outstanding-basic	11,205,000	11,194,000	11,205,000	11,210,000
Weighted-average common shares outstanding-diluted	11,205,000	11,194,000	11,208,000	11,213,000